Exhibit 99.1

NuPathe Announces Third Quarter 2011 Financial Results and Operational Highlights

Resubmission of Migraine Patch NDA Expected in First Half of 2012

CONSHOHOCKEN, PA — November 14, 2011 — NuPathe Inc. (NASDAQ: PATH), an emerging biopharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, today announced financial results for the quarter ended September 30, 2011, and recent operational highlights.

“Following receipt of FDA’s complete response letter on August 29 regarding the NDA submission for our migraine patch, we have made considerable progress towards resolving the agency’s questions,” said Jane Hollingsworth, chief executive officer of NuPathe. “On November 9, we held a meeting with the FDA to discuss the CRL and, based on this discussion, we have a clear understanding and plan to address the remaining issues required for approval.  We now intend to resubmit our NDA in the first half of 2012 and will use the time between now and approval to continue our launch preparation, including our efforts to broaden physicians’ awareness of the burden of migraine-related nausea.”

Highlights

•                  On August 29, NuPathe announced receipt of a complete response letter (CRL) from the FDA regarding the New Drug Application (NDA) for its migraine patch (NP101 or Zelrix). Subsequently, on November 9, NuPathe held a meeting with the FDA to discuss the CRL.  Based on this meeting, NuPathe now plans to resubmit its NDA in the first half of 2012 and expects the resubmission will result in a six-month review.

•                  In October, NuPathe announced positive top-line results from NP101-009, its second 12-month, repeat use safety trial for its migraine patch. A total of 479 patients were enrolled in this study and applied at least one patch. The average number of patches applied by patients who completed 12-months was approximately 2.5 per month. Consistent with the findings from previous studies, the incidence of adverse events known as triptan sensations, which can include chest tightness, flushing and feelings of pressure and numbness, was very low, with only four patients (0.8 percent) reporting a triptan sensation over the course of the 12-month trial. The most common adverse events in the NP101-009 study occurred at the patch application site:  pain (18.6 percent), itching (14.0 percent) and reaction (6.1 percent). With the completion of this study, NuPathe has now treated more than 800 patients who have applied over 10,000 migraine patches.

•                  In August, NuPathe entered into a common stock purchase agreement with Aspire Capital Fund, LLC, pursuant to which Aspire committed to purchase, subject to certain conditions and limitations, up to $30 million of NuPathe common stock over the next 24 months. Concurrent with the execution of the agreement, Aspire purchased 70,721 shares of NuPathe common stock at a purchase price of $7.07 per share resulting in gross proceeds to NuPathe of $500,000, and NuPathe issued 84,866 shares of common stock to Aspire as a commitment fee for entering into the agreement.

•                  To accelerate the resubmission of the NDA, the Company is shifting resources from NP202 to NP101.  As a result, NuPathe expects to submit an Investigational New Drug Application (IND) for NP202 in 2013 instead of 2012, as previously planned.

•                  In November, NuPathe announced the appointment of Bart J. Dunn as vice president, corporate development and licensing.  He joins NuPathe from Inspire Pharmaceuticals where he served as vice president, business development and strategic planning.  Adding Bart’s expertise is important to achieving NuPathe’s strategic objectives, which include broadening the commercial opportunity for the company’s migraine patch through partnerships in the U.S. and territories throughout the world as well as maximizing the commercial value of NuPathe’s other pipeline products.

Third Quarter 2011 Financial Results

NuPathe reported a net loss of $7.4 million for the third quarter of 2011, compared with a net loss of $8.6 million for the third quarter of 2010. For the first nine months of 2011, NuPathe reported a net loss of $17.6 million, compared with a net loss of $18.2 million for the first nine months of 2010.

Research and development expenses were $3.9 million in the third quarter of 2011, compared with $5.2 million in the third quarter of 2010. The decrease was primarily due to completion of two 12-month, repeat use clinical studies, two pharmacokinetic studies and a tolerability study, all for the migraine patch, that were ongoing during the prior-year quarter but had substantially completed prior to the third quarter of 2011. Partially offsetting the decrease was the initiation of a pharmacokinetic trial for the migraine patch during the third quarter of 2011. Selling, general and administrative expenses were $3.0 million in the third quarter of 2011, compared with $1.3 million for the same period in 2010. This increase was due to higher commercial infrastructure expenses as well as higher expenses related to operating as a public company and the growth of commercial activities related to the migraine patch.

During the nine months ended September 30, 2011, NuPathe used $14.7 million for operating activities. The company also used $3.5 million for investing activities, most of which related to the funding of commercial manufacturing equipment for the migraine patch. Additionally, NuPathe received net proceeds of $9.3 million from financing activities in the first nine months of 2011, primarily from proceeds received under the Company’s credit facility and the Aspire transaction, offset partially by scheduled debt repayments.

As of September 30, 2011, NuPathe had $30.0 million in cash and cash equivalents, compared with $36.2 million as of June 30, 2011 and $38.9 million as of December 31, 2010.   The Company expects its existing cash and cash equivalents will be sufficient to fund operations and capital requirements beyond the planned resubmission of the NDA for NP101 and into the second half of 2012.  Additional financing will be needed by the Company to fund its operations and the commercialization of its products beyond that point.

Company to Host Conference Call

NuPathe will host a conference call today, November 14, 2011, at 4:30 p.m. EST to discuss the company’s financial results for the quarter ended September 30, 2011 and recent operational highlights. A question and answer session will follow NuPathe’s remarks. To participate on the live call, please dial 877-675-4749 (domestic) or +1-719-325-4765 (international), and provide the participant passcode 2444740, approximately 10 minutes ahead of the start of the call. A replay of the call will be available for 90 days within a few hours after the call ends and can be accessed by dialing 888-203-1112 (domestic) or +1-719-457-0820 (international), with the passcode 2444740.

A live audio webcast of the call will be available via the “Investor Relations” page of the NuPathe website, www.nupathe.com. Please log on through NuPathe’s website approximately 10 minutes prior to the scheduled start time. A replay of the webcast will also be archived on the Company’s website for 90 days following the call.

About the Migraine Patch (NP101 or Zelrix)

NP101 is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. The patch is designed to provide migraine patients fast onset and sustained relief of the cardinal migraine symptoms including headache pain, migraine-related nausea (MRN), and sensitivity to light and sound. The non-oral route of the migraine patch may provide an attractive treatment option for millions of migraine patients who delay or avoid treatment with oral medications because of MRN. The migraine patch provides a transdermal dose of sumatriptan, the most widely prescribed migraine medication, with low incidence of triptan sensations that can include chest tightness, flushing and feelings of pressure and numbness. In addition, studies have shown the gastrointestinal (GI) tract slows during a migraine attack. The migraine patch’s delivery bypasses the GI tract, making it an appealing treatment option for many of these patients. The patch is powered by SmartRelief™, NuPathe’s proprietary transdermal delivery technology. SmartRelief consists of a controlled delivery technology that rapidly transports medication through the skin using a process called iontophoresis.

About NuPathe

NuPathe Inc. (www.nupathe.com) is an emerging biopharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system including neurological and psychiatric disorders. NuPathe’s lead product candidate, NP101, is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. In addition to NP101, NuPathe has two additional proprietary product candidates: NP201 for the continuous symptomatic treatment of Parkinson’s disease, which the company plans to partner, and NP202 in preclinical development for the long-term treatment of schizophrenia and bipolar disorder.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to NuPathe’s expectations, plans and beliefs regarding: NuPathe’s interpretation of the CRL and the outcome of its meeting with the FDA regarding the CRL; the timing of the resubmission of the NDA for NP101 and the timing of the FDA’s review of such resubmission; launch preparation activities to be undertaken prior to approval; the timing of the submission of an Investigational New Drug application for NP202; NuPathe’s strategic objectives; the sufficiency of NuPathe’s cash and cash equivalents to fund operations beyond the planned resubmission of its NDA for NP101 and into the second half of 2012 and the need for additional financing to fund its operations and commercialization of its products beyond that point; the potential benefits of, and market for, NP101; and NuPathe’s plans to partner NP201.

Forward-looking statements are based upon management’s current expectations, plans and beliefs and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from those indicated herein including, among others: NuPathe’s ability to successfully complete the additional trials, tests, device enhancement and other activities to support the resubmission of its NDA for NP101; the extent to which the FDA may request or require NuPathe to provide additional information or undertake additional trials or studies; the cost, scope and timing of activities undertaken to prepare for commercialization of NP101; NuPathe’s ability to establish and effectively manage our supply chain; the scope, progress, results and costs of development for NuPathe’s other product candidates; the extent to which NuPathe acquires or invests in new products, businesses and technologies; the extent to which NuPathe establishes collaboration, co-promotion, distribution or other similar agreements for product candidates; varying interpretation of research data; NuPathe’s ability to obtain additional financing; and the risks, uncertainties and other factors discussed in NuPathe’s Annual Report on Form 10-K for the year ended December 31, 2010 and in NuPathe’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 under the caption “Risk Factors” and elsewhere in such reports, which are available on NuPathe’s website at www.nupathe.com in the “Investor Relations — SEC Filings” section. While NuPathe may update certain forward-looking statements from time to time, it specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information

John Woolford

Westwicke Partners, LLC

(443) 213-0506

john.woolford@westwicke.com

Keith A. Goldan

Vice President, Chief Financial Officer

NuPathe Inc.

(484) 567-0130

Media Contact:

Tiberend Strategic Advisors, Inc.

Jason Rando

(212) 827-0020

jrando@tiberend.com

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NUPATHE INC.

(A Development-Stage Company)

Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating expenses:
Research and development	$3,927	$5,191	$9,204	$11,849
Selling, general and administrative	3,010	1,320	7,510	3,138
	6,937	6,511	16,714	14,987
Loss from operations	(6,937)	(6,511)	(16,714)	(14,987)
Interest income	17	19	58	24
Interest expense	(522)	(2,093)	(974)	(3,539)
Loss before tax benefit	(7,442)	(8,585)	(17,630)	(18,502)
Income tax benefit	—	—	—	320
Net loss	(7,442)	(8,585)	(17,630)	(18,182)
Accretion of redeemable convertible preferred stock	—	(467)	—	(2,533)
Net loss available to common stockholders	$(7,442)	$(9,052)	$(17,630)	$(20,715)
Basic and diluted net loss per common share	$(0.51)	$(1.01)	$(1.21)	$(6.30)

Weighted average basic and diluted common shares outstanding	14,670,247	9,003,135	14,595,598	3,287,694

NUPATHE INC.

(A Development-Stage Company)

Balance Sheet Data

(In thousands)

(unaudited)

	September 30, 2011	December 31, 2010

Cash and cash equivalents	$29,991	$38,918
Total assets	38,141	43,753
Total debt	14,711	5,217
Total stockholders’ equity	18,143	34,265